Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
October 27, 2023

FOR MORE INFORMATION, CONTACT:
C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THIRD QUARTER RESULTS

Honaker, Virginia – October 27, 2023

Highlights

- Net income for the third quarter of 2023 was $1.9 million, or $0.08 per basic and diluted share;
- Net interest margin was 3.64% for the third quarter of 2023 compared to 3.71% for the second quarter of 2023 and 3.55% for the comparable period of 2022;
- Total gross loans increased $41.6 million, or 7.1%, during the nine months ended September 30,2023;
- Total deposits increased $12.1 million, or 1.7%, during the nine months ended September 30, 2023;
- New Peoples Bank remains well-capitalized. The leverage ratio improved to 11.06%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCBB: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced third quarter 2023 net income of $1.9 million, or $0.08 per share, as compared to $2.0 million, or $0.08 per share, for the third quarter of 2022, a reduction in earnings of $96,000 or 4.8%. For the nine months ended September 30, 2023, net income was $5.6 million, or $0.24 per share, compared to $5.8 million, or $0.24 per share in 2022.

C. Todd Asbury, President and CEO of the Company, stated, "We are pleased to report another solid quarter for the Company, as we continue to implement strategies to achieve our overall growth and performance goals. Our loan demand and credit quality have remained strong. Deposit competition remains intense and is expected to continue to exert upward pressure on our cost of funds. These increased funding costs offset some of the improvements made in the net interest margin during the latter half of 2022 through the first quarter of 2023. We continue to focus on improving operational efficiencies and providing exceptional customer service to drive value for our shareholders while continuously improving our risk management framework. During the fourth quarter of 2023, J.W. Kiser will begin his tenure as president and CEO of the Bank, as I continue as president and CEO of the Company, under a transition plan announced earlier this year."

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended September 30, 2023 was $7.0 million compared to $7.2 million for the quarter ended September 30, 2022. The decrease was primarily due to an increase in the cost of interest-bearing liabilities of 135 basis points ("bps") to 2.05% during the quarter ended September 30, 2023 compared to 0.70% during the quarter ended September 30, 2022. The certificates of deposit portfolio was the primary contributor to the decline in the net interest income, due to an increase of 197 bps in the quarterly cost on certificate of deposits to 2.72% and a $44.4 million increase in the average balance of certificates of deposit due to a shift in the mix from lower cost deposit products. Additionally, the cost of borrowed funds increased, as trust preferred securities costs rose 342 bps to 8.27% and Federal Home Loan Bank ("FHLB") advance costs rose 117 bps to 3.57%. The impact of the FHLB advances rate increase was partially offset by a reduction of $36.8 million in the average outstanding balance, as borrowings advanced in response to the cybersecurity incident in 2022, were repaid and a separate advance of $10.0 million was taken in the second quarter of 2023. The increase in the cost of funds was offset by an increase of 95 bps in the yield on earning assets. The yield on loans increased 71 bps to 5.43%, helping to offset the increased cost of funding during the quarter ended September 30, 2023. These rate and volume activities

combined to result in a decrease in net interest income of $159,000, while the net interest margin increased 8 bps, to 3.63% for quarter ending September 30, 2023 as compared to the 3.55% margin for the same period in 2022.

Net interest income for the nine months ended September 30, 2023 was $21.1 million compared to $20.7 million for the nine months ended September 30, 2022. The increase was primarily due to improvement in the net interest margin to 3.73% for the nine months ended September 30, 2023 compared to 3.53% for the same period of 2022 due to the increase in asset yields outpacing increases in funding costs in the rising interest rate environment throughout 2022 and 2023.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended September 30, 2023 was $155,000 compared to $225,000 for the three months ended September 30, 2022.

For the nine months ended September 30, 2023, the provision for credit losses was $304,000 compared to $400,000 for the nine months ended September 30, 2022.

Non-interest Income

Non-interest income increased $247,000 to $2.4 million for the quarter ended September 30, 2023 from $2.2 million for the comparable quarter in 2022. The increase is due largely to the increase in financial services revenue and other noninterest income. Financial services revenue was impacted in the third quarter of 2022, due to the effect on production after the cybersecurity incident in June 2022, especially new account activity immediately after the disruption. For the three months ended September 30, 2023, insurance and investment fees increased $101,000, or 60.5%, compared to the three months ended September 30, 2022. Other noninterest income increased $168,000, or 442.1% due to a $100,000 nonrecurring write-down of bank owned life insurance recorded during the third quarter of 2022.

Non-interest income increased $331,000 to $7.2 million for the nine months ended September 30, 2023 from $6.9 million for the comparable period in 2022. The primary drivers of the increase were the sales of a former operations facility and branch location, during the first quarter of 2023, resulting in a combined gain of $130,000; and an increase in financial services revenue of $180,000. This was offset by decreases in service charge income and card processing fees totaling a combined $151,000 during the period. Service charge income decreased due to changes made in 2022 in assessing certain charges that reduced the number of transactions subject to such fees. Fees from debit card activity declined as customer deposit balances have begun to return to pre-pandemic levels and customer spending habits have also begun to normalize. Additional changes to our service charge structure will take effect during the fourth quarter of 2023. The elimination of these charges is not expected to have a material impact on operations or liquidity.

Non-Interest Expense

Non-interest expense was $6.9 million for the quarter ended September 30, 2023 compared to $6.6 million for the quarter ended September 30, 2022. The $284,000 increase was impacted by the $277,000 increase in salaries and employee benefits, as well as other operating expenses, which increased $300,000. The increase in salaries and employee benefits related to performance raises and benefits enhancements initiated in the first quarter of 2023. The increase in other noninterest expenses was due to increases in deposit insurance premium, professional fees, and marketing and business development costs. These increases were due to adjustments for contractual or inflationary factors, along with decisions to increase or incur certain costs as part of our overall strategic plan. The increases in salaries and employee benefits and other operating expenses were partially offset by a $232,000 decrease in occupancy costs, due largely to a write-down taken during the third quarter of 2022 related to the closure of two branches.

Non-interest expense was $20.8 million for the nine months ended September 30, 2023 compared to $19.7 million for the nine months ended September 30, 2022. The $1.1 million increase was impacted by increases in salaries and employee benefits of $821,000 as well as professional fees of $285,000, and deposit insurance of $106,000. These increases were partially offset by decreases in occupancy expenses of $319,000, data processing and telecommunication costs of $115,000, and costs associated with other real estate owned, which decreased $87,000 over the comparative nine-month period.

Balance Sheet

Total assets as of September 30, 2023 were $800.0 million, an increase of $24.6 million, or 3.2%, from $775.4 million as of December 31, 2022. Gross loans increased $41.6 million, or 7.1%, during 2023 due to continuing strong loan demand. Investment securities decreased $8.6 million during 2023 primarily due to principal repayments of amortizing investments and other security maturities of $7.7 million, combined with an increase of $1.4 million in the unrealized loss position, partially offset by $500,000 in purchases. All of the Company's investments are designated as available-for-sale.

Deposits were $704.8 million as of September 30, 2023 compared to $692.7 million as of December 31, 2022. The increase of $12.1 million, or 1.7%, was due to efforts to attract and retain time deposits, combined with cyclical funds inflows. As a result of these efforts, total time deposits increased $35.2 million during the first nine months of 2023. The increase in time deposits contributed to the increase in our cost of funds, as previously discussed, due to the rising interest rate environment experienced over the past eighteen months. In May 2023, an advance from Federal Home Loan Bank of $10.0 million was drawn to support loan closings.

Capital

During the first nine months of 2023 total shareholders' equity increased $2.7 million to $60.0 million as of September 30, 2023, due to the year-to-date earnings of $5.6 million which was partially offset by the $1.1 million increase in the net unrealized loss on available-for-sale investment securities, a cash dividend payment of $1.4 million and the repurchase of common stock totaling $147,000. Additionally, the implementation of the current expected credit loss ("CECL") methodology resulted in a one-time net of tax, direct charge to retained earnings of $212,000. Consequently, book value per share increased to $2.52 as of September 30, 2023 compared to $2.40 at December 31, 2022. The Bank remains well capitalized per regulatory guidance.

As previously reported, the Board extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2024. As of September 30, 2023, the Company had repurchased 65, 387 shares, during the first nine months of 2023 at an average price of $2.24 per share. During the quarter ended September 30, 2023, the Company repurchased 19,753 shares at an average price of $2.29 per share. Since the commencement of the repurchase plan, 138,982 shares have been repurchased at an average price of $2.29.

Asset Quality

On January 1, 2023, the Company adopted ASU 2016-13, which replaced the incurred loss methodology with the CECL expected loss methodology. The transition adjustment of the adoption of CECL included a decrease of $80,000 to the allowance for credit losses and an increase for the allowance for credit losses on unfunded loan commitments of $348,000. The allowance for credit losses as a percentage of total loans was 1.10% as of September 30, 2023, based on the new methodology, and 1.15% as of December 31, 2022 based on the incurred loss model.

Annualized net charge-offs, as a percentage of average loans, was 0.04% during the third quarter of 2023, compared to 0.03% during the second quarter of 2023 and 0.01% in the first quarter of 2023. For the first nine months of 2023, annualized net charge-offs were 0.03% of average loans, compared to 0.12% for the same period in 2022.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $3.1 million as of September 30, 2023, a decline of $601,000, or 16.36%, since year-end 2022. Nonperforming assets as a percentage of total assets were 0.38% as of September 30, 2023, and 0.47% as of December 31, 2022.

Other real estate owned of $261,000 as of September 30, 2023 is unchanged from December 31, 2022. Expenses associated with other real estate owned were $23,000 for the nine months ended September 30, 2023, compared to $110,000 during the nine months ended September 30, 2022, due to costs associated with sale of other real estate owned during the first nine months of 2022. Nonaccrual loans decreased $601,000 to $2.8 million as of September 30, 2023 from $3.4 million at December 31, 2022, as we continue to work to reduce nonperforming and under-performing assets.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company's ability to successfully manage cyber security; (xx) the Company's reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; (xxiii) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxiv) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.*

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

Dollars in thousands, except per share	**September 30, 2023**	**September 30, 2022**
Interest income on loans, including fees	$ 23,711	$ 20,476
Interest income on investment securities	1,642	1,422
Interest income and dividends on all other	1,772	829
Total interest and dividend income	27,125	22,727
Interest expense on deposits	4,902	1,252
Total interest expense	6,017	2,062
Net interest income	21,108	20,665
Provision for credit losses	304	400
Net interest income after provision for credit losses	20,804	20,265
Total non-interest income	7,237	6,906
Total non-interest expenses	20,785	19,696
Income tax expense	1,621	1,645
Net income	$ 5,635	$ 5,830
Basic and diluted income per share*	$ 0.24	$ 0.24
Return on average shareholders' equity	12.62%	13.15%
Return on average assets	0.96%	0.95%

* - For 2023, quarterly income components and income per share do not total to year-to-date income per share due to rounding.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED SEPTEMBER 30, 2023 THROUGH SEPTEMBER 30, 2022
(IN THOUSANDS)
(UNAUDITED)

Dollars in thousands	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**
Total cash and cash equivalents	$ 52,877	$ 67,683	$ 74,333	$ 61,686	$ 114,918
Investment securities available-for-sale	87,452	93,106	96,722	96,076	98,845
Loans receivable	619,295	602,224	583,829	577,886	573,281
Allowance for credit losses	(6,908)	(6,814)	(6,661)	(6,727)	(6,593)
Total assets	799,953	802,992	793,635	775,358	828,565
Total deposits	704,822	708,076	708,817	692,707	723,914
Total liabilities	739,995	742,835	733,947	718,139	773,335
Total shareholders' equity	59,958	60,157	59,688	57,219	55,230

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 THROUGH SEPTEMBER 30, 2022
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

Dollars in thousands, except per share	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**
Interest income on loans, including fees	$ 8,453	$ 7,876	$ 7,382	$ 7,263	$ 7,010
Interest income on investment securities	535	547	560	561	505
Interest income and dividends on all other	597	595	580	839	595
Total interest and dividend income	9,585	9,018	8,522	8,663	8,110
Interest expense on deposits	2,110	1,645	1,146	623	418
Total interest expense	2,544	2,018	1,454	1,042	910
Net interest income	7,041	7,000	7,068	7,621	7,200
Provision for credit losses	155	149	-	225	225
Net interest income after provision for credit losses	6,886	6,851	7,068	7,396	6,975
Total non-interest income	2,436	2,404	2,399	2,333	2,189
Total non-interest expenses	6,883	7,035	6,870	6,823	6,599
Income tax expense	549	497	576	654	579
Net income	$ 1,890	$ 1,723	$ 2,021	$ 2,252	$ 1,986
Basic and diluted income per share*	$ 0.08	$ 0.07	$ 0.08	$ 0.09	$ 0.08

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Key Performance Ratios					
Earning assets yield	4.94%	4.78%	4.62%	4.39%	3.99%
Cost of interest-bearing liabilities	2.05%	1.70%	1.27%	0.84%	0.70%
Cost of funds	1.38%	1.13%	0.83%	0.55%	0.46%
Net interest margin	3.63%	3.71%	3.83%	3.86%	3.55%
Return on average shareholders' equity	12.38%	11.62%	13.90%	16.25%	13.70%
Return on average assets	0.94%	0.88%	1.05%	1.10%	0.94%
Efficiency ratio#	72.62%	74.80%	72.56%	68.51%	70.25%
Loan to deposit ratio	88.85%	86.01%	83.31%	84.40%	80.10%
Asset Quality					
Allowance for credit loss to total loans	1.10%	1.12%	1.13%	1.15%	1.14%
Net charge-offs to average loans, annualized	0.04%	0.03%	0.01%	0.06%	0.30%
Nonaccrual loans to total loans	0.45%	0.42%	0.48%	0.58%	0.64%
Nonperforming assets to total assets	0.38%	0.39%	0.39%	0.47%	0.49%
Capital Ratios (Bank Only)					
Tier 1 leverage	11.06%	11.04%	10.98%	10.40%	9.86%
Tier 1 risk-based capital	15.24%	15.36%	15.35%	15.31%	15.16%
Total risk-based capital	16.46%	16.59%	16.58%	16.50%	16.35%
Total common equity tier 1 capital	15.24%	15.36%	15.35%	15.31%	15.16%

- The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
Net Interest Margin Analysis
Average Balances, Income, Expense, and Yields and Rates
Three Months Ended September 30,
(IN THOUSANDS)

(Dollars are in thousands)	2023 Average Balance	2023 Income/ Expense	2023 Yields/ Rates	2022 Average Balance	2022 Income/ Expense	2022 Yields/ Rates
ASSETS						
Loans (1) (2) (3)	$ 618,008	$ 8,453	5.43%	$ 590,090	$ 7,010	4.72%
Federal funds sold	306	4	5.19%	353	2	2.34%
Interest bearing deposits in other banks	42,493	559	5.22%	98,657	559	2.25%
Taxable investment securities	108,253	569	2.09%	117,628	539	1.83%
Total earning assets	769,060	9,585	4.94%	806,728	8,110	3.99%
Less: Allowance for loans losses	(6,930)			(6,738)		
Non-earning assets	37,104			41,134		
Total assets	$ 799,234			$ 841,124		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 72,208	$ 123	0.068%	$ 75,151	$ 23	0.12%
Savings and money market deposits	167,796	436	1.03%	192,550	52	0.11%
Time deposits	225,921	1,551	2.72%	181,480	343	0.75%
Total interest-bearing deposits	465,925	2,110	1.80%	449,181	418	0.37%
FHLB advances	10,000	90	3.57%	46,793	287	2.40%
Trust preferred securities	16,496	344	8.27%	16,496	205	4.85%
Total interest-bearing liabilities	492,421	2,544	2.05%	512,470	910	0.70%
Non-interest-bearing deposits	237,516	-	-%	262,244	-	-%
Total deposit liabilities and cost of funds	729,937	2,544	1.38%	774,714	910	0.46%
Other liabilities	8,712			8,904		
Total liabilities	729,937			783,618		
Shareholders' equity	60,585			57,506		
Total liabilities and shareholders' equity	$ 799,234			$ 841,124		
Net interest income		$ 7,041			$ 7,200	
Net interest margin			3.63%			3.55%
Net interest spread			2.89%			3.29%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.
(3) Includes mortgage loans held for sale

NEW PEOPLES BANKSHARES, INC.
Net Interest Margin Analysis
Average Balances, Income, Expense, and Yields and Rates
Nine Months Ended September 30,
(IN THOUSANDS)

(Dollars are in thousands)	2023 Average Balance	2023 Income/ Expense	2023 Yields/ Rates	2022 Average Balance	2022 Income/ Expense	2022 Yields/ Rates
ASSETS						
Loans (1) (2) (3)	$ 601,729	$ 23,711	5.27%	$ 594,593	$ 20,476	4.61%
Federal funds sold	536	20	4.99%	254	3	1.36%
Interest bearing deposits in other banks	44,901	1,642	4.89%	73,752	738	1.34%
Taxable investment securities	110,547	1,752	2.12%	115,349	1,510	1.74%
Total earning assets	757,713	27,125	4.79%	783,948	22,727	3.88%
Less: Allowance for loans losses	(6.869)			(6,824)		
Non-earning assets	37,273			44,582		
Total assets	$ 788,117			$ 821,706		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 76,099	$ 331	0.58%	$ 71,420	$ 58	0.11%
Savings and money market deposits	165,670	951	0.77%	194,691	130	0.09%
Time deposits	213,365	3,620	2.27%	188,497	1,064	0.75%
Total interest-bearing deposits	455,134	4,902	1.44%	454,608	1,252	0.37%
FHLB advances	6,007	165	3.67%	20,000	358	2.36%
Trust preferred securities	16,496	950	7.70%	16,496	452	3.61%
Total interest-bearing liabilities	477,637	6,017	1.68%	491,104	2,062	0.36%
Non-interest-bearing deposits	242,139	-	-%	263,509	-	-%
Total deposit liabilities and cost of funds	719,776	6,017	1.12%	754,187	2,062	0.36%
Other liabilities	8,657			8,235		
Total liabilities	728,433			762,422		
Shareholders' equity	59,684			59,284		
Total liabilities and shareholders' equity	$ 788,117			$ 821,706		
Net interest income		$ 21,108			$ 20,665	
Net interest margin			3.73%			3.53%
Net interest spread			3.10%			3.32%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.
(3) Includes mortgage loans held for sale